EXHIBIT 99.01

FOR IMMEDIATE RELEASE

Media Contact Kathleen Greene Covad Communications 408-952-7434 kgreene@covad.com	Investor Relations Mark Brandt Covad Communications 408-434-2130 investorrelations@covad.com

Covad CFO Mark Richman Resigns

San Jose, Calif. (November 11, 2004) — Mark Richman, executive vice president and chief financial officer of Covad Communications Group (OTCBB: COVD), has resigned to pursue other career interests. Replacing Richman as acting chief financial officer is Susan Crawford, currently senior vice president of planning and priorities management. Richman will stay with Covad until November 24 to help with the transition.

“Mark made important contributions in restoring a strong balance sheet for Covad, including securing new financing earlier this year,” said Charles Hoffman, Covad president and chief executive officer. “The entire Covad team is grateful to Mark for his contributions and wishes him well in his new endeavors.”

Richman joined Covad in 2001 from MainStreet Networks, where he was vice president and chief financial officer. Prior to MainStreet, Richman served as vice president of finance and administration for Adecco U.S., and he held senior management positions with Merisel, Inc., ING Capital, Manufacturers Hanover Trust Company and Wells Fargo Bank.

Crawford joined Covad in 2002 and previously served as vice president of financial planning and investor relations. She has more than 20 years of experience in corporate finance, investor relations and strategic planning, including serving as senior vice president and chief financial officer of RealNames Corporation, an Internet keyword company, where she was instrumental in restructuring the company and redesigning systems.

About Covad

Covad is a leading nationwide provider of broadband voice and data communications. The company offers DSL, Voice Over IP, T1, Web hosting, managed security, IP and dial-up, and bundled voice and data services directly through Covad’s network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles San Jose, CA 95134. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The foregoing contains “forward-looking statements” , such as the number of metropolitan areas where Covad VoIP will be available, which are based on management’s current information and beliefs as well as on a number of assumptions concerning future events made by management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Covad’s control that could cause actual results to differ materially from such statements. These risk factors include the impact of increasing competition, pricing pressures, consolidation in the telecommunications industry, uncertainty in telecommunications regulations and changes in technologies, among other risks. For a more detailed description of the risk factors that could cause such a difference, please see Covad’s 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Covad disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of Covad.